February 24, 2023

The Real Brokerage Inc.
133 Richmond Street West, Suite 302
Toronto, Ontario M5H 2L3

Ladies and Gentlemen:

Re:  The Real Brokerage Inc. - Registration Statement on Form S-8

We are Canadian counsel to The Real Brokerage Inc. (the "Company"). We are writing in reference to the preparation and filing with the United States Securities and Exchange Commission of a Registration Statement (the "Registration Statement") on Form S-8 under the United States Securities Act of 1933 (the "Act"). We understand that the purpose of the Registration Statement is to register common shares of the Company (the "Common Shares") pursuant to the following:

a) the exercise of stock options ("Options") and the vesting of restricted share units ("RSUs") granted pursuant to the Company's Omnibus Incentive Plan, (the "Omnibus Incentive Plan"); and

b) the exercise of Options and the vesting of RSUs granted or to be granted pursuant to the Company's Amended and Restated Omnibus Incentive Plan, (the "Amended and Restated Omnibus Incentive Plan" and together with the Omnibus Incentive Plan, the "Plans"), such Plans having been approved by the board of directors of the Company (the "Board") by way of consent resolutions dated February 18, 2022, July 15, 2022 and February 23, 2023 (collectively, the "Plan Resolutions"). The Omnibus Incentive Plan was approved by the shareholders of the Company ("Shareholders") at the Company's annual general meeting of shareholders held on June 13, 2022 (the "Meeting").  The Amended and Restated Omnibus Incentive Plan remains subject to Shareholder approval to be sought at an upcoming annual general meeting of shareholders of the Company.

For the purposes of this opinion we have examined:

a) a certificate of an officer of the Company dated February 23, 2023, as to:

(i) the approval of the Plans, including the issuance of the Common Shares pursuant to the exercise of Options and the issuance of the Common Shares pursuant to the vesting of RSUs awarded in accordance with the provisions of the Plans, by the Board and attaching a copy of the Plan Resolutions; and

(ii) the approval of the Omnibus Incentive Plan by the Shareholders and attaching a copy of the minutes of the Meeting at which such approval was obtained;

b) a copy of the Omnibus Incentive Plan; and

c) a copy of the Amended and Restated Omnibus Incentive Plan.

Gowling WLG (Canada) LLP Suite 1600, 1 First Canadian Place 100 King Street West Toronto ON M5X 1G5 Canada	T +1 416 862 7525 F +1 416 862 7661 gowlingwlg.com

Gowling WLG (Canada) LLP is a member of Gowling WLG, an international law firm which consists of independent and autonomous entities providing services around the world. Our structure is explained in more detail at gowlingwlg.com/legal.

We have also examined and relied upon the corporate records of the Company maintained by us and have considered such matters of law as we believe necessary and relevant to enable us to give, and as the basis for, this opinion. We have, without making any independent investigation, assumed the completeness of such corporate records, the conformity to originals of telecopied, certified and photographically reproduced documents that we have examined and the proper authority of all signatories, other than those on behalf of the Company, and the authenticity of all signatures on documents that have been examined by us.

Our opinion below is expressed only with respect to the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The opinion hereinafter expressed is based on such laws in effect on the date hereof.

In reviewing such documents, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all documents submitted to us as originals or certified copies and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles and the authenticity of all originals of such documents.

As to various questions of fact relevant to the opinion expressed herein, including with regards to the current issued and outstanding Common Shares, Options, RSUs and other securities of the Company, we have relied upon, and assume the accuracy of the representations and warranties contained in the documents and certificates and oral or written statements and other information of or from representatives of the Company and others and assume compliance on the part of all parties to the documents with their covenants and agreements contained therein. We also have assumed that any future changes to the terms and conditions of the Plans will be duly authorized by the Company and will comply with all applicable laws and that any Common Shares issued on the exercise of Options or vesting of RSUs, as the case may be, will be exercised or vested in accordance with the terms governing such Option or RSU, the Plans and the terms of the applicable grant or award.

Opinion

Based upon and subject to the foregoing, we are of the opinion that the 6,859,788 Common Shares reserved by the Company for issuance upon:

a) the exercise of Options granted pursuant to the Omnibus Incentive Plan will, upon the due and valid exercise by the holder of each such Option in accordance with the terms of the applicable Option grant, the receipt by the Company of payment in full for each such Common Share to be issued and the issuance of such Common Shares in accordance with the terms governing such Option and the Omnibus Incentive Plan, be validly issued as fully paid and non-assessable common shares of the Company; and

b) the vesting of RSUs awarded pursuant to the Omnibus Incentive Plan will, upon the award of RSUs in accordance with the terms of the Omnibus Incentive Plan, the due and valid vesting of each such RSU in accordance with the terms of the applicable RSU award and the terms of the Omnibus Incentive Plan and the issuance of such Common Shares in accordance with the terms governing such RSUs and the Omnibus Incentive Plan, be validly issued as fully paid and non-assessable common shares of the Company; and

the (i) the 15,531,831 Common Shares reserved by the Company for issuance and (ii) the Common Shares to be reserved by the Company for issuance of Common Shares pursuant to:

a) the exercise of Options granted by the Board pursuant to the Amended and Restated Omnibus Incentive Plan will, upon receipt of Shareholder approval of the Amended and Restated Omnibus Incentive Plan and the due and valid exercise by the holder of each such Option in accordance with the terms of the applicable Option grant, the receipt by the Company of payment in full for each such Common Share to be issued and the issuance of such Common Shares in accordance with the terms governing such Option and the Amended and Restated Omnibus Incentive Plan, be validly issued as fully paid and non-assessable common shares of the Company; and

b) the vesting of RSUs awarded by the Board pursuant to the Amended and Restated Omnibus Incentive Plan will, upon receipt of Shareholder approval of the Amended and Restated Omnibus Incentive Plan, the award of RSUs in accordance with the terms of the Amended and Restated Omnibus Incentive Plan, the due and valid vesting of each such RSU in accordance with the terms of the applicable RSU award and the terms of the Amended and Restated Omnibus Incentive Plan and the issuance of such Common Shares in accordance with the terms governing such RSUs and the Amended and Restated Omnibus Incentive Plan, be validly issued as fully paid and non-assessable common shares of the Company.

Consent is hereby given to the filing, as an exhibit to the Registration Statement, of this opinion. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours very truly,

/s/ Gowling WLG (Canada) LLP

Gowling WLG (Canada) LLP